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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Impac Mortgage Holdings, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-12025) on Form S-8 and registration statements (No. 333-34137 and No. 333-38517) each on Form S-3 of Impac Mortgage Holdings, Inc. of our report dated February 9, 1998, relating to the consolidated balance sheets of Impac Mortgage Holdings, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Impac Mortgage Holdings, Inc.


/s/ KPMG Peat Marwick LLP


Orange County, California
June 5, 1998